SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                            CBRE Realty Finance, Inc.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    12498B307
                                    12498B109
                                    12498B208
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 11 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.12498B307, 12498B109, 12498B208                Page 2 of 11 Pages
                                      13G/A

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                        Hunter Global Associates L.L.C.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.12498B307, 12498B109, 12498B208                Page 3 of 11 Pages
                                      13G/A

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                        Hunter Global Investors L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.12498B307, 12498B109, 12498B208                Page 4 of 11 Pages
                                      13G/A

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                        Duke Buchan III

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.12498B307, 12498B109, 12498B208                Page 5 of 11 Pages
                                      13G/A

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                        Hunter Global Investors Fund I L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.12498B307, 12498B109, 12498B208                Page 6 of 11 Pages
                                      13G/A


Item 1(a).   Name of Issuer:

             The name of the issuer is CBRE Realty Finance, Inc. (the
"Company").

Item 1(b).   Address of Issuer's Principal Executive Offices:

             The Company's principal executive offices are located 185 Asylum Street, City Place I, 37th Floor, Hartford, CT 06103.

Item 2(a).   Name of Person Filing:

             This statement is filed by:
                    (i) Hunter Global Associates L.L.C., a Delaware limited liability company ("Associates") (OO) that is the general partner of Hunter Global Investors Fund I L.P. ("Fund I"), with respect to the Shares (defined in
                          Item 2(d) below) beneficially owned by Fund I.
                    (ii) Hunter Global Investors L.P., a Delaware limited partnership ("Investors") (IA) that is the investment manager of Fund I, HG Holdings Ltd., a Cayman Islands exempted company ("HG I"), and HG Holdings II Ltd., a Cayman Islands exempted company ("HG II"), with respect to the Shares beneficially owned by Fund I,
                          HG I and HG II, collectively.
                    (iii) Duke Buchan III ("Mr. Buchan") (IN), who is the
                          managing member of Associates and who controls Investors through its general partner, with respect to the Shares beneficially owned by Fund I, HG I and HG II, collectively.
                    (iv) Fund I, a Delaware limited partnership (PN), with respect to the Shares beneficially owned by it.

                    The foregoing persons are hereinafter collectively
             referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate person.

Item 2(b).   Address of Principal Business Office or, if none, Residence

     The address of the business office of each of the Reporting Persons is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

CUSIP No.12498B307, 12498B109, 12498B208                Page 7 of 11 Pages
                                      13G/A


Item 2(c).   Citizenship

     Fund I and Investors are each limited partnerships organized under the laws of the State of Delaware. Associates is a limited liability company organized under the laws of the State of Delaware. Mr. Buchan is a United States citizen.

Item 2(d).   Title of Class of Securities

     Common Shares, par value $0.001 per shares (the "Shares")

Item 2(e).   CUSIP Number

     12498B307, 12498B109, 12498B208

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:  NOT APPLICABLE

          (a) [ ] Broker or dealer registered under Section 15 of the Act,
          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1 (b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     The percentages used in this Item 4 are calculated based upon 30,830,725 Shares issued and outstanding as of November 13, 2007, as reported on Form 10-Q filed on November 14, 2007.

     A. Hunter Global Associates L.L.C., as general partner of Hunter Global Investors Fund I L.P.
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%

CUSIP No.12498B307, 12498B109, 12498B208                Page 8 of 11 Pages
                                      13G/A


          (c) (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition:
                  -0-

     B. Hunter Global Investors L.P., as investment manager of Hunter Global Investors Fund I L.P., HG Holdings Ltd. and HG Holdings II Ltd.
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%
          (c) (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition:
                  -0-

     C. Duke Buchan III, as senior managing member of Hunter Global Associates L.L.C., and as the sole member of the general partner of Hunter Global Investors L.P.
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%
          (c) (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

     D. Hunter Global Investors Fund I L.P.
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%
          (c) (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No.12498B307, 12498B109, 12498B208                Page 9 of 11 Pages
                                      13G/A


Item 5.   Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.   Identification and Classification of Members of the Group

              The identity of each member of the group is set forth above under Item 2(a) and Item 4.

Item 9.   Notice of Dissolution of Group

              Not applicable.

CUSIP No.12498B307, 12498B109, 12498B208                Page 10 of 11 Pages
                                      13G/A


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           By:    /s/ Duke Buchan III
                                        -------------------------------------
                                    Duke Buchan III, individually and (a) as
                                    Senior Managing Member of Hunter Global
                                    Associates L.L.C., for itself and as the
                                    general partner of Hunter Global
                                    Investors Fund I L.P., and (b) as
                                    Managing Member of Hunter Global Capital
                                    Management L.L.C., as the general partner
                                    of Hunter Global Investors L.P.

CUSIP No.12498B307, 12498B109, 12498B208                Page 11 of 11 Pages
                                      13G/A


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 14, 2008           By:    /s/ Duke Buchan III
                                        -------------------------------------
                                    Duke Buchan III, individually and (a) as
                                    Senior Managing Member of Hunter Global
                                    Associates L.L.C., for itself and as the
                                    general partner of Hunter Global
                                    Investors Fund I L.P., and (b) as
                                    Managing Member of Hunter Global Capital
                                    Management L.L.C., as the general partner
                                    of Hunter Global Investors L.P.